UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(A) Of The
Securities Exchange Act Of 1934 (Amendment No.     )

Filed by the Registrant ☒	Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PAXMEDICA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, If other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PAXMEDICA, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 6, 2023

Time and Date:	April 26, 2023 at 11:00 a.m. Eastern Daylight Time.
Place:	The Annual Meeting will be held on Wednesday, April 26, 2023 at 11:00 a.m. Eastern Daylight Time, Courtyard Tarrytown Westchester County, 475 White Plains Road, Tarrytown, New York 10591.
Items of Business:	1.	Elect the two Class I directors listed in the accompanying proxy statement, each to serve a three-year term expiring at the 2026 annual meeting of stockholders or until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification or removal.
	2.	Ratify the appointment of Marcum LLP as the independent registered public accounting firm of PaxMedica, Inc. for the fiscal year ending December 31, 2023.
	3.	To approve, for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of more than 20% of the Company’s issued and outstanding common stock pursuant to the Company’s purchase agreement with Lincoln Park Capital Fund, LLC.
	4.	To approve, for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of more than 20% of the Company’s issued and outstanding common stock pursuant to the Lind Securities (as defined herein).
	5.	To approve an amendment to the Company’s Certificate of Incorporation to provide for the exculpation of officers as permitted by the Delaware General Corporation Law.
	6.	Transact any other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
Record Date:	Only holders of record of common stock at the close of business on March 27, 2023 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.
Proxy Voting:	With respect to all matters that will come before the Annual Meeting, each holder of shares of common stock is entitled to one vote for each share of common stock held as of the close of business on March 27, 2023, the record date. Holders of our Series X Preferred Stock are not entitled to any votes per share of Series X Preferred Stock on any matters that will come before the meeting.
For questions regarding your stock ownership, you may contact us through our Investor Relations section of our website https://www.paxmedica.com/investors or, if you are a registered holder, contact our transfer agent, Computershare Trust N.A., by telephone at 800-736-3001, or online at www.computershare.com/investor. If you wish to contact us by mail:

Regular Mail
Computershare Trust Company, N.A.

P. O. Box 43078
Providence, RI 02940-3078

Overnight Mail
150 Royall Street, Suite 101
Canton, MA 02021

By Order of the Board of Directors,

/s/ Howard J. Weisman
Howard J. Weisman
Chief Executive Officer and Director

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MEETING	1
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	8
NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS	12
PROPOSAL ONE: ELECTION OF DIRECTORS	13
PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	18
PROPOSAL Three: approval, for the purposes of complying with nasdaq listing rule 5635(d), the issuance of more than 20% of the Company’s issued and outstanding common stock pursuant to the company’s purchase agreement with lincoln park capital fund, llc	19
PROPOSAL FOUR: approval, for the purposes of complying with nasdaq listing rule 5635(d), the issuance of more than 20% of the Company’s issued and outstanding common stock pursuant to the company’s purchase agreement with lind global fund ii l.p.	22
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	25
EXECUTIVE OFFICERS	26
EXECUTIVE COMPENSATION	27
EQUITY COMPENSATION PLAN INFORMATION	31
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	32
DELINQUENT SECTION 16(A) REPORTS	33
REPORT OF THE AUDIT COMMITTEE	34
ADDITIONAL INFORMATION	35
OTHER MATTERS	36

i

PAXMEDICA INC

PROXY STATEMENT FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, APRIL 26, 2023

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q:	What is the purpose of the meeting?

A:	At the meeting, stockholders will act upon the proposals described in this proxy statement. In addition, following the formal portion of the meeting, management will be available to respond to questions from stockholders.

Q:	What proposals are scheduled to be voted on at the meeting?

A:	Stockholders will be asked to vote on the following two proposals at the meeting:

1.	to elect Zachary Rome and Charles J. Casamento as Class I directors to serve for a term of three years or until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification or removal; and

2.	to ratify the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

3.	to approve, for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of more than 20% of the Company’s issued and outstanding common stock pursuant to the Company’s purchase agreement with Lincoln Park Capital Fund, LLC.

4.	to approve, for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of more than 20% of the Company’s issued and outstanding common stock pursuant to the Lind Securities (as defined herein).

5.	To approve an amendment to the Company’s Certificate of Incorporation to provide for the exculpation of officers as permitted by the Delaware General Corporation Law.

Q:	Could matters other than Proposal One and Proposal Two be decided at the meeting?

A:	Our amended and restated bylaws require that we receive advance notice of any proposal to be brought before the meeting by stockholders of PaxMedica, and we have not received notice of any such proposals. If any other matter were to come before the meeting, the proxy holders appointed by our board of directors will have the discretion to vote on those matters for you.

Q:	How does the board of directors recommend I vote on these proposals?

A:	Our board of directors recommends that you vote your shares:

•	“FOR ALL” the nominees to the board of directors (Proposal One);

•	“FOR” the ratification of the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 (Proposal Two);

•	“FOR” the approval, for purposes of complying with Nasdaq Listing Rule 5635(d), of the issuance of more than 20% of the Company’s issued and outstanding common stock pursuant to the Company’s purchase agreement with Lincoln Park Capital Fund, LLC (Proposal Three);

•	“FOR” the approval, for purposes of complying with Nasdaq Listing Rule 5635(d), of the issuance of more than 20% of the Company’s issued and outstanding common stock pursuant to the Lind Securities (Proposal Four); and

•	“FOR” the approval of an amendment to the Company’s Certificate of Incorporation to provide for the exculpation of officers as permitted by the Delaware General Corporation Law (Proposal Five).

Q:	Who may vote at the Annual Meeting?

A:	Holders of record of our common stock as of the close of business on March 27, 2023, or the Record Date, are entitled to receive notice of, to attend and participate, and to vote at the Annual Meeting. At the close of business on the Record Date, there were 13,555,392 shares of our common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If your shares are registered directly in your name with our transfer agent, Computershare Trust N.A., you are considered the stockholder of record with respect to those shares, and the Notice or these proxy materials were sent directly to you by PaxMedica.

Beneficial Owner of Shares Held in Street Name: Shares Registered in the Name of a Broker or Nominee

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the “beneficial owner” of shares held in “street name,” and the Notice or these proxy materials were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. In most instances, you can do this over the internet, or if you have received or requested a hard copy of the proxy statement and accompanying voting instruction form, you may mark, sign, date and mail your voting instruction form using the envelope your broker, bank or other nominee provides. The materials that were sent to you have specific instructions for how to submit your vote and the deadline for doing so. If you would like to revoke your proxy, you must follow the broker, bank or other nominee’s instructions on how to do so.

Because you are not the stockholder of record, you are required to obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.

Q:	How do I vote?

A.	You may vote by mail or follow any alternative voting procedure (such as telephone or internet voting) described on your proxy card. To use an alternative voting procedure, follow the instructions on each Notice and/or proxy card that you receive. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may:

•	vote by telephone or through the internet-in order to do so, please follow the instructions shown on your Notice or proxy card;

•	vote by mail-if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the enclosed proxy card and return it before the meeting in the pre-paid envelope provided; or

•	vote in person-you may attend the Annual Meeting and vote your shares in person.

Votes submitted by telephone or through the internet must be received prior to the start of the meeting. Submitting your proxy, whether by telephone, through the internet or by mail if you request or received a paper proxy card, will not affect your right to vote in person should you decide to attend the meeting in person.

Beneficial Owner: Shares Registered in the Name of a Broker or Other Nominee

If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares. Your vote is important. To ensure that your vote is counted, complete and mail the voting instruction card provided by your brokerage firm, bank, or other nominee as directed by your nominee. To vote in person at the meeting, you will be required to obtain a legal proxy from your nominee. Follow the instructions from your nominee included with our proxy materials or contact your nominee to request a proxy form.

Your vote is important. Whether or not you plan to participate in the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted.

Q:	How do I vote by internet or telephone?

A.	If you wish to vote by internet or telephone, you may do so by following the voting instructions included on your Notice or proxy card. Please have each Notice or proxy card you received in hand when you vote over the internet or by telephone as you will need information specified therein to submit your vote. The giving of such a telephonic or internet proxy will not affect your right to vote in person (as detailed above) should you decide to attend the meeting.

The telephone and internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

Q:	What shares can I vote?

A:	Each share of PaxMedica common stock issued and outstanding as of the close of business on March 27, 2023 is entitled to vote on all items being voted on at the meeting. You may vote all shares owned by you as of March 27, 2023, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee. Holders of our Series X Preferred Stock are not entitled to any votes per share of Series X Preferred Stock on any matters that will come before the meeting.

Q:	How many votes am I entitled to per share?

A:	Each holder of shares of common stock is entitled to one vote for each share of common stock held as of March 27, 2023. Holders of our Series X Preferred Stock are not entitled to any votes per share of Series X Preferred Stock on any matters that will come before the meeting.

Q:	What is the quorum requirement for the meeting?

A:	The holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting as of the Record Date must be present in person or represented by proxy at the Annual Meeting in order to hold the Annual Meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the Annual Meeting if you are present and vote in person at the Annual Meeting or if you have properly submitted a proxy.

Q:	How are abstentions and broker non-votes treated?

A:	Abstentions (i.e. shares present at the Annual Meeting and marked “abstain”) are deemed to be shares presented or represented by proxy and entitled to vote, and are counted for purposes of determining whether a quorum is present. However, abstentions are not counted as a vote either for or against a proposal, and have no effect on the outcome of the matters voted upon.

A broker non-vote occurs when the beneficial owner of shares fails to provide the broker, bank or other nominee that holds the shares with specific instructions on how to vote on any “non-routine” matters brought to a vote at the Annual Meeting. In this situation, the broker, bank or other nominee will not vote on the “non-routine” matter. Broker non-votes are counted for purposes of determining whether a quorum is present and have no effect on the outcome of the matters voted upon.

Note that if you are a beneficial holder, brokers and other nominees will be entitled to vote your shares on “routine” matters without instructions from you. The only proposal that would be considered “routine” in such event is the proposal for the ratification of the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 (Proposal Two). A broker or other nominee will not be entitled to vote your shares on any “non-routine” matters, absent instructions from you. “Non-routine” matters include all proposals other than Proposal Two, including the election of directors, the approval, for the purposes of complying with Nasdaq Listing Rule 5635(d), of the issuance of more than 20% of the Company’s issued and outstanding common stock pursuant to (i) the Company’s purchase agreement with Lincoln Park Capital Fund, LLC and (ii) the Lind Securities and the approval of an amendment to the Company’s Certificate of Incorporation to provide for the exculpation of officers as permitted by the Delaware General Corporation Law. Accordingly, we encourage you to provide voting instructions to your broker or other nominee whether or not you plan to attend the meeting.

Q:	What is the vote required for each proposal?

A:	The votes required to approve each proposal are as follows:

•	Proposal One: Each director shall be elected by a plurality of the votes properly cast on the election of directors, meaning that the two individuals nominated for election to our board of directors at the Annual Meeting receiving the highest number of “FOR” votes will be elected.

•	Proposal Two: Approval will be obtained if the number of votes cast “FOR” the proposal at the Annual Meeting exceeds the number of votes “AGAINST” the proposal.

•	Proposal Three: Approval will be obtained if the number of votes cast “FOR” the proposal at the Annual Meeting exceeds the number of votes “AGAINST” the proposal.

•	Proposal Four: Approval will be obtained if the number of votes cast “FOR” the proposal at the Annual Meeting exceeds the number of votes “AGAINST” the proposal.

•	Proposal Five: Approval will be obtained if the number of votes cast “FOR” the proposal equals or exceeds the majority of the outstanding shares of our common stock.

Q:	If I submit a proxy, how will it be voted?

A:	When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in the Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is postponed or adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions, as described below under “Can I change my vote or revoke my proxy?”

Q:	What should I do if I get more than one proxy or voting instruction card?

A:	Stockholders may receive more than one set of voting materials, including multiple copies of the proxy materials and multiple Notices, proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account may receive separate sets of proxy materials or one Notice for each brokerage account in which shares are held. Stockholders of record whose shares are registered in more than one name will receive more than one set of proxy materials. You should vote in accordance with all of the proxy cards and voting instruction cards you receive relating to our Annual Meeting to ensure that all of your shares are voted and counted.

Q:	Can I change my vote or revoke my proxy?

A:	You may change your vote or revoke your proxy at any time prior to the taking of the vote or the polls closing at the Annual Meeting.

If you are the stockholder of record, you may change your vote by:

•	granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method);

•	providing a written notice of revocation to the Corporate Secretary of PaxMedica at PaxMedica, Inc., 303 South Broadway, Suite 125, Tarrytown, NY, 10591, prior to your shares being voted;

•	transmitting a subsequent vote using the internet or by telephone prior to the close of voting; or

•	attending the Annual Meeting and voting in person.

Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.

Q:	How can I attend the Annual Meeting in person?

A:	Only holders of common stock, their proxy holders and guests we may invite may attend the Annual Meeting. If you wish to attend the Annual Meeting in person, but you hold your shares through someone else, such as a broker, you must bring proof of your ownership and photographic identification to the Annual Meeting. For example, you may bring an account statement showing that you beneficially own shares common stock as of the record date as acceptable proof of ownership. In addition, if you wish to vote in person at the Annual Meeting, you must bring a legal proxy from the broker, bank or other nominee holding your shares, confirming your beneficial ownership of the shares and giving you the right to vote your shares. Please be aware that participating in the Annual Meeting will not, by itself, revoke a proxy. See, “Can I change my vote or revoke my proxy?” above for more details.

Q:	Can I submit questions prior to the meeting?

A:	No, you can only submit questions during the meeting.

Q:	Is there a list of stockholders entitled to vote at the Annual Meeting?

A:	The names of stockholders of record entitled to vote will be available for inspection by stockholders of record for ten (10) days prior to the meeting and during the Annual Meeting. If you are a stockholder of record and want to inspect the stockholder list, please send a written request to our Corporate Secretary at investor@paxmedica.com to arrange for inspection of the list at our corporate headquarters at 303 South Broadway, Suite 125, Tarrytown, NY, 10591.

Q:	Who will tabulate the votes?

A:	A representative of Computershare Trust N.A. will serve as the Inspector of Elections and will tabulate the votes at the Annual Meeting.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the Securities and Exchange Commission, or the SEC, within four business days after the Annual Meeting.

Q:	I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

A:	The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process is commonly referred to as “householding.”

Brokers with account holders who are PaxMedica stockholders may be householding our proxy materials. A single set of proxy materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you notify your broker or PaxMedica that you no longer wish to participate in householding.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to: Corporate Secretary, PaxMedica, Inc., 303 South Broadway, Suite 125, Tarrytown, NY, 10591 or (3) contact Corporate Secretary by email at investor@paxmedica.com or by telephone at (914) 987-2875. Stockholders who currently receive multiple copies of the proxy statement or annual report at their address and would like to request householding of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

Q:	What if I have questions about my PaxMedica shares or need to change my mailing address?

A:	You may contact our transfer agent, Computershare Trust N.A., by telephone at 800-736-3001, online at www.computershare.com/investor or by U.S. regular mail at Computershare Trust N.A. , P. O. Box 43078, Providence, RI 02940-3078, if you have questions about your PaxMedica shares or need to change your mailing address.

Q:	Who is soliciting my proxy and paying for the expense of solicitation?

A:	The proxy for the Annual Meeting is being solicited on behalf of our board of directors. We will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, although we may reimburse these individuals for their reasonable out-of-pocket expenses. We do not expect to, but have the option to, retain a proxy solicitor. If you choose to access the proxy materials or vote via the Internet or by phone, you are responsible for any Internet access or phone charges you may incur.

Q:	What are the requirements to propose actions to be included in our proxy materials for next year’s annual meeting of stockholders, or our 2024 Annual Meeting, or for consideration at our 2024 Annual Meeting?

A:	Requirements for Stockholder Proposals to be considered for inclusion in our proxy materials for our 2024 Annual Meeting:

Our amended and restated bylaws provide that stockholders may present proposals for inclusion in our proxy statement by submitting their proposals in writing to the attention of our Corporate Secretary at our principal executive office. Our current principal executive office is located at 303 South Broadway, Suite 125, Tarrytown, NY, 10591. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and related SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. In order to be included in the proxy statement for our 2024 Annual Meeting, stockholder proposals must be received by our Corporate Secretary no later than December 30, 2023 and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act.

Requirements for Stockholder Proposals to be presented at our 2024 Annual Meeting:

Our amended and restated bylaws provide that stockholders may present proposals to be considered at an annual meeting by providing timely notice to our Corporate Secretary at our principal executive office. To be timely for our 2024 Annual Meeting, our Corporate Secretary must receive the written notice at our principal executive office:

•	not earlier than the close of business on December 30, 2023, and

•	not later than the close of business on January 29, 2024.

If we hold our 2024 annual meeting of stockholders more than 30 days before or more than 60 days after April 26, 2024 (the one-year anniversary date of the Annual Meeting), then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received by our Corporate Secretary at our principal executive office not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made.

A stockholder’s notice to the Corporate Secretary must set forth, as to each matter the stockholder proposes to bring before the annual meeting, the information required by our amended and restated bylaws. If a stockholder who has notified PaxMedica of such stockholder’s intention to present a proposal at an annual meeting does not appear to present such stockholder’s proposal at such meeting, PaxMedica does not need to present the proposal for vote at such meeting.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

We have a strong commitment to good corporate governance practices. These practices provide an important framework within which our board of directors, its committees and our management can pursue our strategic objectives in order to promote the interests of our stockholders.

Board Composition

Our board of directors currently consists of six members. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.

In accordance with the terms of our certificate of incorporation, as amended (the “Certificate of Incorporation”) and our amended and restated bylaws (the “Bylaws”), our board of directors is divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms. Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. Our directors are divided among the three classes as follows:

•	The Class I directors are Zachary Rome and Charles J. Casamento; their terms will expire at the annual meeting of stockholders to be held in 2023.

•	The Class II directors are Michael Derby and Karen LaRochelle; their terms will expire at the annual meeting of stockholders to be held in 2024.

•	The Class III directors are Howard J. Weisman and John F. Coelho; their terms will expire at the annual meeting of stockholders to be held in 2025.

Board Leadership Structure and Role of the Board in Risk Oversight:

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. While the board of directors oversees risk management, our management is responsible for our day-to-day risk management process. Our board of directors has an active role, directly and through its committee structure, in the oversight of our risk management efforts.

Our board of directors satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company. Our Audit Committee serves to assist the board in performing its oversight responsibilities relating to our processes and policies with respect to identifying, monitoring, assessing, reporting on, managing and controlling our business and financial risk. The Audit Committee oversees, reviews, monitors and assesses (including through regular reports by, and discussions with, management), our processes and policies for risk identification, risk assessment, reporting on risk, risk management and risk control (including with respect to risks arising from our compensation policies and practices and in connection with the business and operations of its subsidiaries), and the steps that management has taken to identify, assess, monitor, report on, manage and control risks. The Audit Committee also discusses with management the balancing of risk versus reward for us and areas of specific risk identified by management and/or the Audit Committee.

Our board of directors believes that full and open communication between management and the board of directors is essential for effective risk management and oversight.

Director Independence

Under the listing requirements and rules of Nasdaq, independent directors must constitute a majority of a listed company’s board of directors within 12 months after its initial public offering. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board of directors has determined that Ms. LaRochelle, Dr. Coelho and Mr. Casamento are “independent directors” as such term is defined by Nasdaq Marketplace Rule 5605(a)(2). We have established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Our board of directors has determined that each of Ms. LaRochelle and Mr. Casamento is an “audit committee financial expert,” as defined under the applicable rules of the SEC, and that all members of the Audit Committee (except, in compliance with the phase-in provisions of Nasdaq Rule 5615(b)(1), Mr. Derby) are “independent” within the meaning of the applicable Nasdaq listing standards and the independence standards of Rule 10A-3 of the Exchange Act. Each of the members of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the Commission and the Nasdaq Stock Market.

Board Diversity

We believe the board is most effective when it embodies a diverse range of views, backgrounds and experience. Diversity is considered in the broadest sense, including, among other attributes, reflecting geography, age, gender, leadership, perspectives, educational background, other board experience and commitments, business and professional achievements, skills and experience in the context of the needs of our board of directors. While the nominating and corporate governance committee does not have a formal policy on diversity with regard to consideration of director nominees, the nominating and corporate governance committee considers diversity in its selection of nominees and endeavors to include women and minority candidates in the qualified pool from which our board of directors candidates are chosen.

The below table provides information related to the composition of our board of directors members and nominees. Each of the categories listed in the table has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix (As of March 1, 2023)*
Total Number of Directors	6
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	4	-	1
Part II: Demographic Background
White	1	3	-	-
Asian	-	1	-	-
Two or More Races or Ethnicities	-	-	-	-
Did Not Disclose Demographic Background	-	-	-	1

*	Per Nasdaq’s board diversity requirements, inapplicable categories have been omitted.

Board Committees

Our board of directors has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Our board of directors may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Each of these committees operate under a charter that has been approved by our board of directors, which are available on our website.

Audit Committee. Our Audit Committee consists of Karen LaRochelle, Michael Derby and Charles J. Casamento, with Mr. Casamento serving as the Chairman of the Audit Committee. Our board of directors has determined that the directors currently serving on our Audit Committee (except, in compliance with the phase-in provisions of Nasdaq Rule 5615(b)(1), Mr. Derby) are independent within the meaning of The Nasdaq Marketplace Rules and Rule 10A-3 under the Exchange Act. In addition, our board of directors has determined that each of Ms. LaRochelle and Mr. Casamento qualifies as an audit committee financial expert within the meaning of SEC regulations and The Nasdaq Marketplace Rules.

The Audit Committee oversees and monitors our financial reporting process and internal control system, reviews and evaluates the audit performed by our registered independent public accountants and reports to the board of directors any substantive issues found during the audit. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of our registered independent public accountants. The Audit Committee reviews and approves all transactions with affiliated parties.

Compensation Committee. Our Compensation Committee consists of Karen LaRochelle, John F. Coelho and Charles J. Casamento, with Ms. LaRochelle serving as the Chairman of the Compensation Committee. Our board of directors has determined that the directors currently serving on our Compensation Committee are independent under the Nasdaq listing standards and are “non-employee directors” as defined in rule 16b-3 promulgated under the Exchange Act.

The Compensation Committee provides advice and makes recommendations to the board of directors in the areas of employee salaries, benefit programs and director compensation. The Compensation Committee also reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer, and other officers and makes recommendations in that regard to the board of directors as a whole.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee consists of Karen LaRochelle, John F. Coelho, Howard J. Weisman and Charles J. Casamento, with Dr. Coelho serving as the Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee nominates individuals to be elected to the board of directors by our stockholders. The Nominating and Corporate Governance Committee considers recommendations from stockholders if submitted in a timely manner in accordance with the procedures set forth in our Bylaws and will apply the same criteria to all persons being considered. All members of the Nominating and Corporate Governance Committee (except, in compliance with the phase-in provisions of Nasdaq Rule 5615(b)(1), Mr. Weisman) are independent directors as defined under the Nasdaq listing standards.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. None of the members of our compensation committee is, or has ever been, an officer or employee of our company.

Board and Committee Meetings and Attendance

Our board of directors and its committees meet regularly throughout the year, and also hold special meetings and act by written consent from time to time. During 2022, each member of our board of directors attended all meetings of our board of directors and of all meetings of committees of our board of directors on which such member served that were held during the period in which such director served.

Board Attendance at Annual Meeting of Stockholders

Our policy is to invite and encourage each member of our board of directors to be present at our annual meetings of stockholders. We completed our initial public offering in August of 2022 and did not have an annual meeting of stockholders in 2022.

Communication with Directors

Stockholders and interested parties who wish to communicate with our board of directors, non-management members of our board of directors as a group, a committee of our board of directors or a specific member of our board of directors (including our Executive Chairman and independent directors) may do so by letters addressed to the attention of our Corporate Secretary.

All communications are reviewed by the Corporate Secretary and provided to the members of our board of directors as appropriate. Unsolicited items, sales materials, abusive, threatening or otherwise inappropriate materials and other routine items and items unrelated to the duties and responsibilities of our board of directors will not be provided to directors.

The address for these communications is:

PaxMedica, Inc.
303 South Broadway, Suite 125
Tarrytown, NY 10591
Attn: Corporate Secretary

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our employees, officers and directors. A current copy of the code is posted on the Corporate Governance section of our website, which is located at www.paxmedica.com. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and our directors, on our website identified above or in filings with the SEC.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS

Nomination to the Board of Directors

Candidates for nomination to our board of directors are selected by our board of directors based on the recommendation of our nominating and corporate governance committee in accordance with its charter, our Certificate of Incorporation and Bylaws and the criteria approved by our board of directors regarding director candidate qualifications. In recommending candidates for nomination, our nominating and corporate governance committee considers candidates recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates.

Additional information regarding the process for properly submitting stockholder nominations for candidates for nomination to our board of directors is set forth below under “Requirements for Stockholder Proposals to be considered for inclusion in our proxy materials for our 2024 Annual Meeting” and “Requirements for Stockholder Proposals to be presented at our 2024 Annual Meeting.”

Director Qualifications

With the goal of developing a diverse, experienced and highly qualified board of directors, our nominating and corporate governance committee is responsible for developing and recommending to our board of directors the desired qualifications, expertise and characteristics of members of our board of directors, including any specific minimum qualifications that the committee believes must be met by a committee-recommended nominee for membership on our board of directors and any specific qualities or skills that the committee believes are necessary for one or more of the members of our board of directors to possess.

Because the identification, evaluation and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, and will be significantly influenced by the particular needs of our board of directors from time to time, our board of directors has not adopted a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory and Nasdaq listing requirements and the provisions of our Certificate of Incorporation and Bylaws and the charters of the committees of our board of directors. When considering nominees, our nominating and corporate governance committee may take into consideration many factors including, among other things, a candidate’s independence, integrity, diversity, skills, financial and other expertise, breadth of experience, knowledge about our business or industry and ability to devote adequate time and effort to responsibilities of our board of directors in the context of its existing composition. The brief biographical description of each director set forth in “Proposal One: Election of Directors” below includes the primary individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of our board of directors at this time.

PROPOSAL ONE: ELECTION OF DIRECTORS

Our board of directors currently consists of six directors and is divided into three classes, with staggered three-year terms, pursuant to our Certificate of Incorporation and our Bylaws. Directors in Class I will stand for election at the Annual Meeting. The terms of office of directors in Class II and Class III expire at our Annual Meetings of Stockholders to be held in 2024 and 2025, respectively. At the recommendation of our nominating and corporate governance committee, our board of directors proposes that each of the two Class I nominees named below be elected as a Class I director for a three-year term expiring at our 2026 Annual Meeting of Stockholders or until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification or removal.

Shares represented by proxies will be voted “FOR” the election of each of the two nominees named below, unless the proxy is marked to withhold authority to so vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder might determine. Each nominee has consented to being named in this Proxy Statement and to serve if elected. Proxies may not be voted for more than two directors. Stockholders may not cumulate votes for the election of directors.

Nominees to Our Board of Directors

The nominees and their ages, occupations and lengths of service on our board of directors as of March 27, 2023 are provided in the table below and in the additional biographical descriptions set forth in the text below the table.

Name	Age	Position	Director Since
Zachary Rome	39	Chief Operating Officer, Director and Director Nominee	March 2019
Charles J. Casamento (1)(2)(3)	77	Director and Director Nominee	October 2022

(1)	Member of our compensation committee

(2)	Member of our audit committee

(3)	Member of our nominating and corporate governance committee

Zachary Rome has served as our Chief Operating Officer and a member of our board of directors since March 2019. Since January 2020, Mr. Rome has been a Partner in TardiMed Sciences, LLC (“TardiMed”) where he has co-founded and/or played an operating role in several life science startup companies. From February 2019 through January 2020, Mr. Rome served as a Principal at TardiMed. From February 2019 through May 2020, Mr. Rome served as the President and a member of the board of directors of Timber Pharmaceuticals, LLC (NYSE American: TMBR), a clinical stage biopharmaceutical company developing treatments for orphan dermatologic diseases which he co-founded in February 2019. From May 2020 to March 2022, Mr. Rome served as Chief Operating Officer of Timber and he served as a member of the board of directors of Timber from May 2020 until June 2022. Since August 2017, Mr. Rome has served as President of Patagonia Pharmaceuticals LLC, a specialty pharmaceutical company. Prior to that, Mr. Rome served as Patagonia’s Executive Vice President from August 2015 to August 2017 and as its Vice President, Business Development from December 2013 to April 2015. From 2011 to 2013, Mr. Rome served in various roles at Ascend Laboratories, a manufacturer and marketer of generic pharmaceuticals, and Crown Laboratories, a manufacturer and marketer of over-the-counter and prescription pharmaceuticals. Mr. Rome received a Bachelor of Science in Marine Science and Biology from the University of Miami and a Master of Science for Teachers in Adolescent Science Biology from Pace University.

Our board of directors believes that Mr. Rome is qualified to serve on our board of directors due to his scientific knowledge and his experience in the pharmaceutical industry and with executive leadership.

Charles J. Casamento joined our board of directors in October 2022. Mr. Casamento’s career has focused on marketing, business development and executive management in pharmaceutical, biotechnology and medical products companies. He has served in leadership roles most recently as Executive Director and a Principal of the Sage Group, a health care advisory firm specializing in business development transactions, since 2007. Prior to that, Mr. Casamento founded and served as the Chief Executive Officer of Questcor Pharmaceuticals, Inc., a biopharmaceutical company, from May 1993 through July 2004. He also co-founded Indevus Pharmaceuticals, Inc. (formerly Interneuron Pharmaceuticals, Inc.), a specialty healthcare solutions company, in March 1989 and most recently served as President and Chief Executive Officer of Osteologix, Inc., a specialty pharmaceutical company, from October 2004 through April 2007. Earlier in his career, he held senior positions at Genzyme Corporation, where he served as Senior Vice President and General Manager for Pharmaceuticals from January 1986 through March 1989; American Hospital Supply Corporation, where he served as Vice President of Business Development for the Critical Care Division from January 1983 through July 1985; Johnson & Johnson, where he served as Director of New Medical Products and Acquisitions from September 1979 through January 1983; F. Hoffmann-La Roche AG (Roche), where he served as Product Development Director from May 1977 through August 1979; and Sandoz International GmbH (Sandoz), where he served in various marketing, finance and business development positions from February 1970 through May 1977. Mr. Casamento currently serves on the boards of directors of Eton Pharmaceuticals, Inc. (Nasdaq: ETON), First Wave Biopharma, Inc. (Nasdaq: FWBI), and Relmada Therapeutics, Inc. (Nasdaq: RLMD), where he is the chairman of the board of directors. At various times during his career he has served on the boards of directors of fourteen public companies. He was a director and the vice chairman of the Catholic Medical Mission Board, a large not for profit international healthcare organization. Mr. Casamento received his Master of Business Administration from Iona College and a Bachelor of Science from Fordham University’s College of Pharmacy. From 1969 through 1993, Mr. Casamento was licensed to practice pharmacy in New York and New Jersey.

Our board of directors believes that Mr. Casamento is qualified to serve on our board due to his leadership experience with pharmaceutical, biotechnology and medical products companies and his experience on the boards of public companies.

Continuing Directors

The directors who are serving for terms that end following the Annual Meeting and their ages, occupations and lengths of service on our board of directors as of March 27, 2023 are provided in the table below and in the additional biographical descriptions set forth in the text below the table.

Name	Age	Position
Class II Directors:
Michael Derby(1)	49	Executive Chairman of the Board Director
Karen LaRochelle(1)(2)(3)	56	Director

Class III Directors:
Howard J. Weisman(3)	63	Chief Executive Officer and Director
John F. Coelho(2)(3)	54	Director

(1)	Member of our audit committee

(2)	Member of our compensation committee

(3)	Member of our Nominating and Corporate Governance Committee

Michael Derby has served as the Executive Chairman of our board of directors since our inception. Since January 2019, Mr. Derby has served as Managing Partner of TardiMed. From July 2015 to January 2019, Mr. Derby served as Co-Founder and Chief Executive Officer of Castle Creek Pharmaceutical LLC, a drug development firm. From February 2019 to April 2021, Mr. Derby served as Executive Chairman of the board of directors of Timber Pharmaceuticals, Inc. (NYSE American: TMBR), a clinical stage biopharmaceutical company developing treatments for orphan dermatologic diseases. Additionally, Mr. Derby has served as the Executive Chairman of Anker Pharmaceuticals, a drug development firm, since May 2019. From February 2013 to August 2015, Mr. Derby served in executive roles at Marathon Pharmaceuticals LLC, a biopharmaceutical company, and from November 2011 to February 2013 he served as the Founder and Chief Executive Officer of Norphan Pharmaceuticals LLC, a specialty pharmaceutical company that was sold to Marathon Pharmaceuticals LLC in February 2013. Prior to that, from 1997 to 2011, Mr. Derby worked as a venture capitalist and served in commercial roles at Merck & Co., Inc. (NYSE: MRK). Mr. Derby received a Bachelor of Science in Biomedical Engineering from Johns Hopkins University, a Master of Science in Neuroscience from the University of Rochester, and a Master of Business Administration in Finance from New York University’s Stern School of Business.

Our board of directors believes that Mr. Derby is qualified to serve on our board of directors due to his experience in the pharmaceutical and biotechnology industries and with executive leadership.

Karen LaRochelle has served on our board of directors since July 2020. Ms. LaRochelle’s career has focused on strategy and collaborations for pharmaceutical and biotechnology companies in the U.S., Europe and China including strategic collaborations, mergers and acquisitions and out-licensing. Ms. LaRochelle has served in multiple roles in the pharmaceutical industry, including as the Senior Vice President of Corporate and Business Development for WindMIL Therapeutics Inc., a biotechnology company, from January 2020 to June 2021, and the Chief Business Officer of PsiOxus Therapeutics, a biotechnology company, from October 2016 to May 2019. Ms. LaRochelle currently serves as the Chief Business Officer for Artax Biopharma Inc., a biotechnology company, a position she has held since January 2020; a Venture Partner for Advent Life Sciences LLP, a venture capital firm, a position she has held since January 2020; and as the Principal of LaRochelle Advisors, LLC, where she provides strategy and collaboration services to biotechnology companies, a position she has held since June 2013. From July 1993 to May 2013, Ms. LaRochelle worked at Bristol-Myers Squibb Co. (NYSE: BMY) in roles including Global Head of Negotiations and Head of Business Development in China, following earlier positions in alliance management, strategy, analysis and finance. Ms. LaRochelle currently serves on the Advisory Board for the Lehigh University P.C. Rossin College of Engineering. Ms. LaRochelle received her Master of Business Administration from Columbia University and a Bachelor of Science in Industrial Engineering from Lehigh University.

Our board of directors believes that Ms. LaRochelle is qualified to serve on our board of directors due to due to her experience in the pharmaceutical and biotechnology industries.

Howard J. Weisman has served as our Chief Executive Officer and a member of our board of directors since March 2020. Prior to joining PaxMedica, from September 2016 to September 2019, Mr. Weisman was the founder and served as Executive Chairman of the board of directors of Sofregen, Inc, a clinical stage biomedical device company developing products for use in reconstructive plastic surgery. From June 2013 to February 2020, Mr. Weisman served as a member of the board of directors of Promedior, Inc., a drug development firm. From February 2012 to January 2018, Mr. Weisman served as the CEO, President and a member of the board of directors of YourBio Health, Inc., a medical device company developing and commercializing FDA cleared products for human health diagnostics. From April 2010 to January 2012, Mr. Weisman served as an independent consultant advising both investors and operators in the pharmaceutical industry. Prior to that, from October 2006 to March 2010, Mr. Weisman was the founder and served as the CEO and Chairman of EKR Therapeutics, Inc., a commercial stage specialty pharmaceuticals company. From February 2001 to March 2005, Mr. Weisman was the founder and served as the COO and a member of the board of directors of ESP Pharma, a commercial stage specialty pharmaceuticals company. Prior to founding and operating specialty pharmaceutical companies, Mr. Weisman was first employed in 1988 by Merck and Co, Inc. (NYSE: MRK) and later in 1995 by Parke Davis/Warner Lambert (now Pfizer, Inc. (NYSE: PFE)) in various sales, marketing and business development roles. Mr. Weisman holds a Bachelor of Arts in Chemistry from Rutgers University and completed graduate courses in chemistry at Princeton University before entering the pharmaceutical industry.

Our board of directors believes that Mr. Weisman is qualified to serve on our board of directors due to his experience in founding and operating specialty pharmaceutical companies.

John F. Coelho joined our board of directors in May 2022. Dr. Coelho’s career has focused on enterprise medical strategy for global diversified pharmaceutical and biotechnology companies with assignments in the U.S., Europe and Asia spanning multiple therapeutic areas. He has served in leadership roles most recently as Senior Vice President of Medical Affairs for Sanofi in Paris from October 2018 to April 2020, Global Medical Strategy Leader for Merck and Co in the United States and Head of Asia based in Singapore from March of 2009 to November 2018, and as Global Medical Director at Pfizer Inc. from August 1996 to March 2009. He currently serves as Senior Medical Advisor for Lactiga, a preclinical biotherapeutics company developing novel biologics for primary immune-deficiency diseases and Muvon Therapeutics, a clinical-stage biotech developing a cell-therapy platform for muscle regeneration based in Switzerland. Dr. Coelho completed his Bachelors in Dental Surgery in Lahore, Pakistan and later a residency at Boston University. He has completed a Certificate in Enterprise Leadership at Harvard University.

Our board of directors believes that Dr. Coelho is qualified to serve on our board of directors due to his experience in the medical strategy and the pharmaceutical industry.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Director Compensation

Director Compensation Table

The following table provides information concerning compensation awarded to, earned by and paid to each person who served as a non-employee member of our board of directors during the fiscal year ended December 31, 2022. Mr. Howard J. Weisman, Mr. Michael Derby and Mr. Zachary Rome are not included in the table below, as they are employed as our Chief Executive Officer, our Executive Chairman and our, Chief Operating Officer, respectively, and therefore receive no compensation for their service as a director. The compensation received by Mr. Howard J. Weisman and Mr. Michael Derby as employees is shown in “Executive Compensation-Summary Compensation Table” below.

Name	Fees Earned or Paid in Cash ($)	Awards(2) ($)	All Other Compensation ($)	Total ($)
Karen LaRochelle	45,000	270,810	-	315,810
Robert F. Apple (2)	-	-	-	-
Charles Casamento	14,500	123,799	-	138,299
John F. Coelho	21,875	270,810	-	292,685

(1)	No awards were issued to non-employee directors in 2021.

(2)	Mr. Apple resigned from our Board of Directors in April 2022.

Robert F. Apple and Karen Dawes resigned from our Board of Directors in April 2022 and May 2022, respectively, and did not receive any compensation in 2022.

Equity Compensation

On January 1, 2022 and August 26, 2022, the Company granted 35,333 and 16,250 RSUs, respectively, to Ms. Karen LaRochelle.

On May 15, 2022, the Company granted 35,333 restricted stock units (RSUs) with a fair value of approximately $0.2 million to a member of its board of directors, Dr. John Coelho. On August 26, 2022, the Company granted an additional 16,250 RSUs to Dr. John Coelho.

On October 1, 2022, the Company granted 51,583 RSUs with a fair value of approximately $124,000 to a member of its board of directors, Mr. Charles Casamento. The RSUs are subject to service conditions and vest 33.34% on the one year anniversary of the grant date, with the remaining units vesting on each three-month anniversary thereafter.

Non-Employee Director Compensation Arrangements

Our non-employee director compensation policy consists of annual retainer fees and long-term equity awards.

Under the policy, each director who is not an employee will be paid cash compensation as follows:

Service	Element	Compensation
Board	Board Chair	$35,000
	Board Member	$45,000

Committee	Additional Compensation:
Chair	Audit Chair	$15,000
	Compensation Chair	$10,000
	Nominating & Corporate Governance Chair	$8,000
Member	Audit Member	$7,500
	Compensation Member	$5,000
	Nominating & Corporate Governance Member	$4,000

Lead Director	Annual Retainer	$0

Also, pursuant to this policy, on the date of any annual meeting of our stockholders, we intend to grant each eligible non-employee director an award of restricted stock units to purchase 14,000 shares of our common stock. The terms of each such restricted stock units will be set forth in a written restricted stock unit agreement between each non-employee director and us, which will generally provide for one-third vesting after one year of continued service as a director, with the remaining units vesting on each three-month anniversary thereafter.

All cash and equity awards granted under the non-employee director compensation policy will be granted under, and subject to the limits of, the 2020 Plan.

We also reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the board of directors and committees thereof.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” NOMINEES FOR THE ELECTION OF THE TWO CLASS I DIRECTORS SET FORTH IN THIS PROPOSAL ONE.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has selected Marcum LLP as our independent registered public accounting firm to perform the audit of our financial statements for the fiscal year ending December 31, 2023 and recommends that our stockholders vote for the ratification of such selection. The ratification of the selection of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 requires the affirmative vote of a majority of the number of votes cast “FOR” and “AGAINST” the proposal. In the event that Marcum LLP is not ratified by our stockholders, the audit committee will review its future selection of Marcum LLP as our independent registered public accounting firm.

Marcum LLP audited our financial statements for the fiscal year ended December 31, 2022. Representatives of Marcum LLP are expected to be present at the Annual Meeting and they will be given an opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees and Services

We regularly review the services and fees from our independent registered public accounting firm. These services and fees are also reviewed with our audit committee annually. The following table provides information regarding the fees billed for professional services rendered by Marcum LLP, our independent registered public accounting firm, for the fiscal years ended December 31, 2022 and 2021:

	Year Ended December 31,
	2022	2021
Audit fees(1)	$232,971	$191,175
Tax fees(2)	$5,235	$9,915
Total fees	$238,206	$201,090

(1)	Consists of services rendered in connection with the audit of our financial statements, including audited financial statements presented in our Registration Statement on Form S-1, review of the interim financial statements and services normally provided in connection with regulatory filings. Included in Audit fees is an aggregate of $75,859 of services rendered in connection with our initial public offering, which closed in August 2022.

(2)	Consists of fees billed for professional services in connection with the preparation of our tax returns, including the services for our research and development tax credit analysis.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm, the scope of services provided by our independent registered public accounting firm and the fees for the services to be performed. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by our independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

All of the services relating to the fees described in the table above for 2022 were approved by our audit committee.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL TWO.

PROPOSAL Three: approval, for the purposes of complying with nasdaq listing rule 5635(d), the issuance of more than 20% of the Company’s issued and outstanding common stock pursuant to the company’s purchase agreement with lincoln park capital fund, llc

On November 17, 2022, we entered into a purchase agreement (“LP Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“Lincoln Park”) and a registration rights agreement (the “Registration Agreement”) pursuant to which Lincoln Park has agreed to purchase from us up to an aggregate of $20.0 million worth of our common stock. We are submitting this Proposal 3 to you in order to obtain the requisite stockholder authorization in accordance with The Nasdaq Listing Rules to sell shares of our common stock to Lincoln Park in excess of 20% of our outstanding shares of common stock (as of the date we entered into the LP Purchase Agreement), if we so choose, as more fully described below.

Agreement with Lincoln Park

Under the terms and subject to the conditions of the LP Purchase Agreement, we have the right, but not the obligation, to sell to Lincoln Park, and Lincoln Park is obligated to purchase up to $20.0 million worth of shares of common stock. Such sales of common stock by us, if any, will be subject to certain limitations, and may occur from time to time, at our sole discretion, over the 30-month period commencing after certain conditions have been satisfied (“Commencement Date”) as per the LP Purchase Agreement and the Registration Agreement.

Under the LP Purchase Agreement, from and after the Commencement Date, on any business day that we select on which the closing sale price of our common stock equals or exceeds $0.25 per share, we may direct Lincoln Park to purchase up to 75,000 shares of our common stock in a “Regular Purchase” on such business day, provided, however, that (i) the Regular Purchase may be increased to up to 100,000 shares of our common stock, provided that the closing sale price of our common stock is not below $4.00 on the purchase date, and (ii) the Regular Purchase may be increased to up to 250,000 shares of our common stock, provided that the closing sale price of our common stock is not below $6.00 on the purchase date (such share amount limitation, the “Regular Purchase Share Limit”). In each case, Lincoln Park’s maximum commitment in any single Regular Purchase may not exceed $1.5 million. The Regular Purchase Share Limit is subject to proportionate adjustment in the event of a reorganization, recapitalization, non-cash dividend, stock split or other similar transaction; provided, that if after giving effect to such full proportionate adjustment, the adjusted Regular Purchase Share Limit would preclude us from requiring Lincoln Park to purchase shares of our common stock at an aggregate purchase price equal to or greater than $150,000 in any single Regular Purchase, then the Regular Purchase Share Limit will not be fully adjusted, but rather the Regular Purchase Share Limit for such Regular Purchase shall be adjusted as specified in the LP Purchase Agreement, such that, after giving effect to such adjustment, the Regular Purchase Share Limit will be equal to (or as close as can be derived from such adjustment without exceeding) $150,000.

The purchase price per share for each such Regular Purchase will be equal to the lower of: (i) the lowest sale price for our common stock on the purchase date for such shares of our common stock; and (ii) the arithmetic average of the three lowest closing sale prices for our common stock during the 10 consecutive business days ending on the business day immediately preceding the purchase date of such shares of our common stock.

In addition to Regular Purchases described above, we may also direct Lincoln Park, on any business day on which we have properly submitted a Regular Purchase notice directing Lincoln Park to purchase the maximum number of shares of our common stock that we are then permitted to include in a single Regular Purchase notice, to purchase an additional amount of our common stock, which we refer to as an Accelerated Purchase, not to exceed the lesser of: (i) 30% of the aggregate number of shares of our common stock traded during all or, if certain trading volume or market price thresholds specified in the LP Purchase Agreement are crossed on the applicable Accelerated Purchase date, which is defined as the next business day following the purchase date for the corresponding Regular Purchase, the portion of the normal trading hours on the applicable Accelerated Purchase date prior to such time that any one of such thresholds is crossed, which period of time on the applicable Accelerated Purchase date we refer to as the Accelerated Purchase Measurement Period; and (ii) three times the number of purchase shares purchased pursuant to the corresponding Regular Purchase.

The purchase price per share for each such Accelerated Purchase will be equal to 95% of the lower of: (i) the volume weighted average price of our common stock on Nasdaq during the Accelerated Purchase Measurement Period on the applicable Accelerated Purchase date; and (ii) the closing sale price of our common stock on the Nasdaq on the applicable Accelerated Purchase date.

We may also direct Lincoln Park, not later than 1:00 p.m., Eastern time, on a business day on which an Accelerated Purchase has been completed and all of the shares of our common stock to be purchased thereunder (and under the corresponding Regular Purchase) have been properly delivered to Lincoln Park in accordance with the LP Purchase Agreement prior to such time on such business day, to purchase an additional amount of our common stock, which we refer to as an Additional Accelerated Purchase, of up to the lesser of: (i) 30% of the aggregate number of shares of our common stock traded during a certain portion of the normal trading hours on such Accelerated Purchase date as determined in accordance with the Purchase Agreement, which period of time we refer to as the Additional Accelerated Purchase Measurement Period; and (ii) three times the number of purchase shares purchased pursuant to the Regular Purchase corresponding to the Accelerated Purchase that was completed on such Accelerated Purchase date on which an Additional Accelerated Purchase notice was properly received.

The purchase price per share for each such Additional Accelerated Purchase will be equal to 95% of the lower of: (i) the volume weighted average price of our common stock during the applicable Additional Accelerated Purchase Measurement Period on the applicable Additional Accelerated Purchase date; and (ii) the closing sale price of our common stock on the applicable Additional Accelerated Purchase date.

In all instances, we may not sell shares of our common stock to Lincoln Park under the LP Purchase Agreement if it would result in Lincoln Park beneficially owning more than 9.99% of our common stock. There are no upper limits on the price per share that Lincoln Park must pay for shares of common stock.

From the Commencement Date through March 27, 2023, we offered and sold 1,200,000 shares of our common stock pursuant to the LP Purchase Agreement. These sales resulted in gross proceeds to us of approximately $2.8 million. As of March 27, 2023, shares of our common stock having an aggregate value of approximately $2.1 million remained available for sale under this offering program. We currently intend to use the net proceeds from the sale of securities to Lincoln Park for general corporate purposes.

Requirement to Seek Stockholder Approval

As a result of our listing on The Nasdaq Capital Market, issuances of our common stock are subject to the Nasdaq Marketplace Rules, including Rule 5635(d), which requires us to obtain stockholder approval prior to the issuance of securities in connection with a transaction, other than a public offering, involving the sale, issuance or potential issuance by us of shares of our common stock (or securities convertible into or exercisable for shares of our common stock) at a price less than the lower of: (i) the closing price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement; or (ii) the average closing price of the common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement (the “Nasdaq 20% Rule”).

Under the Nasdaq 20% Rule, in no event may we issue or sell to Lincoln Park under the LP Purchase Agreement more than 19.99% of the shares of our common stock outstanding immediately prior to the execution of the LP Purchase Agreement (which was 2,354,717 shares based on our shares outstanding immediately prior to the execution of the LP Purchase Agreement) (the “Lincoln Park Exchange Cap”), unless (i) we obtain stockholder approval to issue shares of common stock in excess of the Lincoln Park Exchange Cap or (ii) the average price of all shares of common stock issued to Lincoln Park under the LP Purchase Agreement equals or exceeds $1.55 per share (which represents the official closing price of our common stock on Nasdaq the day of signing of the LP Purchase Agreement) (the “LP Minimum Price”). In any event, the LP Purchase Agreement specifically provides that we may not issue or sell any shares of our common stock under the LP Purchase Agreement if such issuance or sale would breach any applicable NASDAQ rules.

As of March 27, 2023, we had issued 1,398,974 shares of our common stock to Lincoln Park under the LP Purchase Agreement, leaving 955,743 shares of our common stock available for issuance without seeking stockholder approval. However, as of March 27, 2023, shares of our common stock having an aggregate value of approximately $2.1 million remained available for sale under this offering program. Based on the closing sale price of our common stock as reported on Nasdaq on such date, to fully utilize the remaining amount available to us, we would need to issue 7,815,909 shares of common stock to Lincoln Park, which would be in excess of the Nasdaq 20% Rule. Accordingly, in order to be able to sell to Lincoln Park the full amount remaining under the LP Purchase Agreement at a price less than the LP Minimum Price, we are seeking stockholder approval to issue greater than 20% of our outstanding shares as of the date we entered into the agreement with Lincoln Park.

In order to comply with the Nasdaq 20% Rule and to satisfy conditions under the LP Purchase Agreement, we are seeking stockholder approval to permit issuance of more than 20% of our common stock to Lincoln Park pursuant to the Purchase Agreement.

Effect of Failure to Obtain Stockholder Approval

As of March 27, 2023, we had issued a total of 1,398,974 shares of common stock to Lincoln Park pursuant to the LP Purchase Agreement. If the stockholders do not approve Proposal 3, we will be unable to issue shares of common stock to Lincoln Park pursuant to the LP Purchase Agreement in excess of the Lincoln Park Exchange Cap if sold at a price less than the LP Minimum Price.

Effect of Approval

Upon obtaining the stockholder approval requested in this Proposal 3, we would no longer be bound by the Nasdaq 20% Rule restriction on issuances of common stock to Lincoln Park. If this Proposal 3 is approved by our stockholders, we would be able to issue more than the original Lincoln Park Exchange Cap (or 2,354,717 shares) to Lincoln Park under the LP Purchase Agreement at a price less than the LP Minimum Price. The maximum number of shares of common stock that we may issue would fluctuate from time to time based on the price of our common stock. Assuming we received the stockholder approval we are requesting in this Proposal 3, and assuming and the total number of shares issuable under the purchase agreement were issued on March 27, 2023 at the closing price on that date, a total of 7,815,909 additional shares would be issuable to Lincoln Park, which have an approximate value of $17.2 million.

In addition, the additional shares that we could issue to Lincoln Park will result in greater dilution to existing stockholders and may result in a decline in our stock price or greater price volatility.

Each addition share of common stock that would be issuable to Lincoln Park would have the same rights and privileges as each share of our currently authorized common stock.

Vote Required and Recommendation of the Board of Directors

The approval of Proposal 3 requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter; provided, however, that the vote of all shares of our common stock issued to Lincoln Park pursuant to the LP Purchase Agreement will not be counted in determining whether or not Proposal 3 is approved. Broker non-votes will not be taken into account in determining the outcome of the proposal, and abstentions will be counted as votes against the proposal. The Board recommends that stockholders vote FOR the approval, for purposes of complying with Nasdaq Listing Rule 5635(d), of the issuance of more than 20% of the Company’s issued and outstanding common stock pursuant to the Company’s purchase agreement with Lincoln Park Capital Fund, LLC.

PROPOSAL FOUR: approval, for the purposes of complying with nasdaq listing rule 5635(d), the issuance of more than 20% of the Company’s issued and outstanding common stock pursuant to the company’s purchase agreement with lind global fund ii l.p.

On February 2, 2023, we entered into a purchase agreement (“Lind Purchase Agreement”) with Lind Global Fund II L.P. (“Lind”) and a registration rights agreement (the “Registration Agreement”) pursuant to which the Company issued to Lind a secured, 18-month, interest free convertible promissory note in the principal amount of $3.68 million (the “Note”) and a common stock purchase warrant (the “Warrant” and, together with the Note, the “Lind Securities”) to acquire 800,000 shares of common stock. We are submitting this Proposal 4 to you in order to obtain the requisite stockholder authorization in accordance with The Nasdaq Listing Rules to sell shares of our common stock to Lind in excess of 20% of our outstanding shares of common stock (as of the date we entered into the Lind Purchase Agreement), if we so choose, as more fully described below.

Lind Securities

Commencing August 6, 2023, we are required to pay the outstanding principal amount of the Note in twelve consecutive monthly payments of $306,666.66 each. At our option, the monthly payment can be made in cash, shares of the common stock of the Company at a price (the “Repayment Share Price”) based on 90% of the 5 lowest volume-weighted average prices during the 20 days prior to the payment date, or a combination of cash and stock. The shares issued as monthly payments must either be eligible for immediate resale under Rule 144 or be registered. Any portion of a monthly payment being made in cash will include a premium of 5% of such cash amount.

Following the date that is 60 days following the date that the required registration statement has been declared effective (as discussed in more detail below), we may repay all, but not less than all, of the outstanding principal amount, provided that any such repayment shall include a premium of 5% of the outstanding principal amount of the Note, and Lind shall have the right to convert up to one-third of the outstanding principal amount of the Note at the conversion price (as described below).

The Note is convertible into shares of common stock by Lind at any time, provided that no such conversion may be made that would result in the beneficial ownership by Lind and its affiliates of more than 4.99% of the Company’s outstanding shares of common stock. The conversion price of the Note is equal to $3.50, subject to customary adjustments, however, if new securities, other than exempted securities, are issued by us at a price less than the conversion price, the conversion price shall be reduced to such price.

In order to comply with the Nasdaq 20% Rule, the Lind Purchase Agreement contains a restriction whereby we cannot, under any circumstances, issue more than 2,405,914 shares of common stock under the Lind Securities without first receiving shareholder approval.

We have agreed to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission no later than May 3, 2023, covering the resale of all of the shares of common stock issuable to Lind under the Lind Securities. We also agreed to hold a shareholder meeting no later than May 3, 2023 to obtain shareholder approval to issue in excess of 2,405,914 shares under the Lind Securities in accordance with Nasdaq Listing Rule 5635(a).

Requirement to Seek Stockholder Approval

As a result of our listing on The Nasdaq Capital Market, issuances of our common stock are subject to the Nasdaq Marketplace Rules, including the Nasdaq 20% Rule, as more fully described in Proposal 3.

Under the Nasdaq 20% Rule, in no event may we issue or sell to Lind under the Lind Securities more than 19.99% of the shares of our common stock outstanding immediately prior to the execution of the Lind Purchase Agreement (which was 2,405,914 shares based on our shares outstanding immediately prior to the execution of the Lind Purchase Agreement) (the “Lind Exchange Cap”), unless (i) we obtain stockholder approval to issue shares of common stock in excess of the Lind Exchange Cap or (ii) the average price of all shares of common stock issued to Lind under the Lind Purchase Agreement equals or exceeds $3.06 per share (which represents the official closing price of our common stock on Nasdaq the Lind transaction closed) (the “Lind Minimum Price”).

Based on the closing sale price of our common stock as reported on Nasdaq on March 27, 2023, there are 3,373,426 shares of our common stock issuable under the Lind Securities if we choose to repay the Lind Note with shares of common stock, which would be in excess of the Nasdaq 20% Rule.

In order to comply with the Nasdaq 20% Rule and to satisfy conditions under the Lind Purchase Agreement, we are seeking stockholder approval to permit issuance of more than 20% of our common stock to Lind pursuant to the Lind Securities.

Effect of Failure to Obtain Stockholder Approval

If the stockholders do not approve Proposal 4, we will be unable to issue shares of common stock to Lind pursuant to the Lind Securities in excess of the Lind Exchange Cap and would be required to repay the amounts outstanding under the Lind Note in cash.

Effect of Approval

Upon obtaining the stockholder approval requested in this Proposal 4, we would no longer be bound by the Nasdaq 20% Rule restriction on issuances of common stock to Lind under the Lind Securities. If this Proposal 4 is approved by our stockholders, we would be able to issue more than the original Lind Exchange Cap (or 2,405,914 shares) to Lind under the Lind Securities. The maximum number of shares of common stock that we may issue would fluctuate from time to time based on the price of our common stock. Based on the closing sale price of our common stock as reported on Nasdaq on March 27, 2023, there are 3,373,426 shares of our common stock issuable under the Lind Securities if we choose to repay the Lind Note with shares of common stock.

In addition, the additional shares that we could issue to Lind will result in greater dilution to existing stockholders and may result in a decline in our stock price or greater price volatility.

Each addition share of common stock that would be issuable to Lind would have the same rights and privileges as each share of our currently authorized common stock.

Vote Required and Recommendation of the Board of Directors

The approval of Proposal 4 requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter. Broker non-votes will not be taken into account in determining the outcome of the proposal, and abstentions will be counted as votes against the proposal. The Board recommends that stockholders vote FOR the approval, for purposes of complying with Nasdaq Listing Rule 5635(d), of the issuance of more than 20% of the Company’s issued and outstanding common stock pursuant to the Lind Securities.

PROPOSAL five: approval of an amendment to the Company’s Certificate of Incorporation to provide for the exculpation of officers as permitted by the Delaware General Corporation Law

Our Certificate of Incorporation currently provides for the Company to limit the monetary liability of directors in certain circumstances pursuant to and consistent with Section 102(b)(7) of the DGCL. Effective August 1, 2022, Section 102(b)(7) of the DGCL was amended to permit a corporation’s certificate of incorporation to include a provision eliminating or limiting monetary liability for certain senior corporate officers for breach of the duty of care, subject to certain exceptions. Our Board has determined that it is advisable and in the best interests of the Company to approve an amendment (the “Proposed Amendment”) to our Certificate of Incorporation to provide for exculpation of our officers as now permitted by the DGCL, and has directed that the Proposed Amendment be submitted for adoption and approval by the stockholders at the Annual Meeting. The full text of the Proposed Amendment is set forth in Appendix A to this Proxy Statement.

Summary of Principal Changes

If this proposal is adopted, Article VII of our Certificate of Incorporation will be amended to add officers to the exculpation provision and provide officers with similar protections to those currently afforded members of the Board, subject to the additional limitations of the DGCL. Our Board believes that the Proposed Amendment is necessary in order to continue to attract and retain experienced and qualified officers.

As amended, effective August 1, 2022, Section 102(b)(7) of the DGCL provides that only certain officers may be entitled to exculpation; namely: (i) a corporation’s president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer; (ii) an individual identified in public filings as one of the most highly compensated officers of the Company; and (iii) an individual who, by written agreement with the Company, has consented to be identified as an officer for purposes of Delaware’s long-arm jurisdiction statute.

Similar to the existing exculpation provided members of the Board under the Company’s current Certificate of Incorporation, the Proposed Amendment would not limit the liability of officers for any breach of the duty of loyalty to the corporation or its stockholders, any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, or any transaction from which the officer derived an improper personal benefit. Furthermore, pursuant to Section 102(b)(7) of the DGCL, the Proposed Amendment would allow for the exculpation of the officers specified above only in connection with direct claims brought by stockholders, including class actions, but would not eliminate such officers’ monetary liability for breach of fiduciary duty claims brought by the corporation itself or for derivative claims brought by stockholders in the name of the corporation.

This description of the Proposed Amendment is only a summary of those amendments and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of Article VII of our Certificate of Incorporation a copy of which is attached to this proxy statement as Appendix A. Other than the amendment of the existing Article VII by the Proposed Amendment, the remainder of the Certificate of Incorporation will remain unchanged. If the Proposed Amendment is approved by the stockholders, the Proposed Amendment will become effective upon filing of the Certificate of Amendment of Certificate of Incorporation with the Delaware Secretary of State, which the Company intends to file promptly following the Annual Meeting if the requisite votes are obtained.

Vote Required and Recommendation of the Board of Directors

The approval of Proposal 5 requires the affirmative vote of a majority of the outstanding shares of our common stock. Broker non-votes and abstentions will have the effect of votes against the proposal. The Board recommends that stockholders vote FOR the approval of an amendment to the Company’s Certificate of Incorporation to provide for the exculpation of officers as permitted by the Delaware General Corporation Law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock, as of March 27, 2023 by:

•	each person or group of affiliated persons known by us to beneficially own more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. Except as indicated in the footnotes below, we believe, based on the information furnished to us, that the individuals and entities named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, subject to any applicable community property laws.

Percentage ownership of our common stock is based on 13,555,392 shares of our common stock outstanding on March 27, 2023. Unless noted otherwise, the address of all listed stockholders is 303 South Broadway, Suite 125, Tarrytown, New York, 10591.

	Number of Shares Beneficially Owned (#)(2)	Percentage of Shares Beneficially Owned (%)(3)
Name of Beneficial Owner
5% Stockholders
TariMed Sciences, LLC(4)	7,336,745	54.1%
Blue Cane Partners, LLC(5)	1,193,339	8.8%
Amar Foundation(6)	1,193,339	8.8%
Directors and Executive Officers
Howard J. Weisman	157,623	1.2%
Stephen D. Sheldon(7)	33,799	0.2%
Michael Derby(8)	7,430,769	54.8%
Zachary Rome	58,046	0.4%
Karen LaRochelle	11,444	0.1%
John F. Coelho	36,264	0.3%
Charles J. Casamento	-	0.0%
All executive officers and directors as a group (7 individuals)	7,727,945	57.1%

*	Less than 1%.

(1)	The address of TardiMed and of each officer and director is 303 South Broadway, Suite 125 Tarrytown, NY 10591.

(2)	We have determined beneficial ownership in accordance with Rule 13d-3 under the Exchange Act, which is generally determined by voting power and/or dispositive power with respect to securities. Unless otherwise noted, the shares of common stock listed above are owned as of the date of this prospectus, and are owned of record by each individual named as beneficial owner and such individual has sole voting and dispositive power with respect to the shares of common stock owned by each of them, unless otherwise noted.

(3)	Percentage ownership is based on 13,555,392 shares of common stock issued and outstanding as of March 27, 2023. RSUs that vest within 60 days of this proxy statement are deemed to be beneficially owned by the persons holding those RSUs for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage.

(4)	Michael Derby is the Managing Partner of TardiMed and has sole voting and dispositive control over the shares of our common stock held by TardiMed. As a result, Mr. Derby may be deemed to beneficially own the shares of our common stock held by TardiMed.

(5)	The number of shares of common stock beneficially owned by Blue Cane Partners, LLC includes 18,339 shares of common stock issuable upon conversion of Series X Preferred Stock and excludes 137,718 shares of common stock as a result of beneficial ownership limitation provisions contained in certain of their security instruments. Craig Kesselman is a member of Blue Cane Partners, LLC and has voting and dispositive control over the shares of our common stock held by Blue Cane Partners, LLC. The address of Blue Cane Partners, LLC is 3411 Silverside Road Tatnal Building #104, Wilmington, DE 19810.

(6)	The number of shares of common stock beneficially owned by Amar Foundation includes 18,339 shares of our common stock issuable upon conversion of Series X Preferred Stock and excludes 711,422 shares of our common stock issuable upon conversion of Series X Preferred Stock as a result of beneficial ownership limitation provisions contained therein. Vinod Khosla has voting and dispositive control over the shares of our common stock held by Amar Foundation. The address of Amar Foundation is 1760 The Alameda, Suite 300, San Jose, CA 95126.

(7)	Consists of 15,000 shares owned by Mr. Sheldon and 18,799 shares held by The Sheldon Family Trust.

(8)	Consists of 94,024 shares owned by Mr. Derby and 7,336,745 held by TardiMed, of which Mr. Derby is the Managing Partner.

EXECUTIVE OFFICERS

Our executive officers and their ages as of March 27, 2023 and positions with PaxMedica are provided in the table below and in the additional biographical descriptions set forth in the text below the table.

Name	Age	Position
Howard J. Weisman	63	Chief Executive Officer and Class III Director
Stephen D. Sheldon	43	Chief Financial Officer
Zachary Rome	39	Chief Operating Officer and Class I Director
Michael Derby	49	Executive Chairman of the Board

Our board of directors chooses our executive officers, who then serve at the discretion of our board of directors.

Howard J. Weisman. For a brief biography of Mr. Weisman please see “Proposal One: Election of Directors-Continuing Directors.”

Stephen D. Sheldon has served as our Chief Financial Officer since July 2022. Since January 2015, Mr. Sheldon has served as the Chief Executive Officer of Indochina Healthcare Co. Ltd., a pharmaceutical company based in Thailand. Mr. Sheldon received a Bachelor of Arts in Computer Science and Visual Arts from Bowdoin College and a Master of Business Administration in Finance from Thunderbird School of Global Management.

Zachary Rome. For a brief biography of Mr. Rome please see “Proposal One: Election of Directors-Continuing Directors.”

Michael Derby: For a brief biography of Mr. Derby please see “Proposal One: Election of Directors-Continuing Directors.”

EXECUTIVE COMPENSATION

Our named executive officers for 2022, which consist of our principal executive officer and the next two most highly compensated executive officers, are:

Howard J. Weisman, our Chief Executive Officer;

Stephen D. Sheldon, our Chief Financial Officer; and

Michael Derby, our Executive Chairman.

Summary Compensation Table

The following table provides information concerning compensation awarded to, earned by and paid to each of our named executive officers during 2022:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	All other compensation (2) ($)	Total ($)
Howard J. Weisman Chief Executive Officer	2022	400,000	240,000	3,368,752	-	4,008,752
Stephen D. Sheldon Chief Financial Officer	2022	54,583	-	367,050	80,000	501,633
Michael Derby Executive Chairman	2022	325,000	162,500	2,021,250	-	2,508,750

(1)	Consists of restricted stock units issued pursuant to the Amended and Restated 2020 Omnibus Equity Incentive Plan.

(2)	Consists of consultant fees prior to signing an employment agreement

Narrative Disclosures to Summary Compensation Table

The primary elements of compensation for our named executive officers are base salary, cash performance bonuses and equity-based compensation. These elements (and the amounts of compensation and benefits under each element) were selected because we believe they are necessary to help us attract and retain executive talent, which is fundamental to our success. These elements of compensation have historically been established by the Compensation Committee based upon their general knowledge of market conditions and is intended to reflect each executive’s role and responsibilities. In July 2020, the Compensation Committee engaged Haigh & Company, an executive compensation consulting firm, to act as its independent advisor with respect to compensation matters and the Compensation Committee began reviewing these elements of compensation annually in the first quarter of each year beginning in 2021.

Below is a more detailed summary of the current executive compensation program as it relates to our named executive officers.

Annual Base Salary

The base salary payable to each named executive officer is intended to provide a fixed baseline component of compensation, which is supplemented by the significant variable-based component of their annual compensation, as described below.

2022 Bonuses

Our named executive officers are eligible to receive annual cash bonuses based on the achievement of individual and company-wide goals.

Equity Compensation

Our named executive officers have been granted restricted stock units under the 2020 Plan.

On January 1, 2022 and August 26, 2022, the Company granted 441,667 and 200,000 RSUs, respectively, to its Chief Executive Officer, Mr. Howard Weisman.

On July 16, 2022 the Company granted 15,000 RSUs to its Chief Financial Officer, Mr. Stephen Sheldon, with a fair value of approximately $0.1 million, all of which vested December 31, 2022. On November 19, 2022, the Company granted 135,000 RSUs with a fair value of approximately $0.3 million to its Chief Financial Officer, Mr. Stephen Sheldon, one-third of which vest on the one year anniversary of the grant date, with the remaining RSUs vesting on a quarterly basis over the following two years.

On January 1, 2022 and August 26, 2022, the Company granted 265,000 and 120,000 RSUs, respectively, to its Executive Chairman, Mr. Michael Derby.

Other Benefits and Perquisites

All of our full-time colleagues, including our named executive officers, are eligible to participate in a standard suite of health plans.

We believe the perquisites described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.

Executive Employment Arrangements

We have entered into employment agreements with each of our named executive officers, as further described below. Each of our named executive officers’ employment is “at-will” and may be terminated at any time.

Mr. Weisman. On March 4, 2020, we entered into an offer letter agreement with Howard J. Weisman, pursuant to which Mr. Weisman commenced employment as our Chief Executive Officer on March 15, 2020. The letter agreement provides the following:

•	A base salary of $400,000 per year;

•	An annual bonus target of 50% of base salary; and

•	A grant of Value Appreciation Rights (“VARs”) (at the fair market value at the grant date) equivalent to 5% (on a fully diluted basis as of the grant date) of our common equity.

In satisfaction of the VARs due to Mr. Weisman under his offer letter agreement, on May 1, 2020, we granted to Mr. Weisman stock options to purchase 721,388 shares of our common stock under the 2020 Plan, which were eligible to vest 25% on March 15, 2021, and 2.0833% on each monthly anniversary of such date thereafter. On December 22, 2020, these options were canceled in full prior to any exercise thereof. On January 1, 2022, Mr. Weisman was granted 441,667 restricted stock units, where the restricted stock units provide that 33.34% of each of the restricted stock unit grants would vest on May 1, 2022, with an additional 8.3325% of each grant vesting on August 1, 2022, and each three-month anniversary of such date thereafter, provided that if neither (i) the expiration of the 6-month period following an “initial public offering” (as defined in the award agreement, and which occurred upon the consummation of our initial public offering) nor (ii) a “change in control” (as defined in the 2020 Plan) has occurred prior to the applicable vesting date, any restricted stock units that would have vested shall not vest until such expiration of the 6-month period following an “initial public offering” or “change in control” occurs. Accordingly, all restricted stock units that would have vested, prior to the expiration of the six-month period following our initial public offering, shall vest on February 26, 2022. Vesting in all cases is subject to the grantee’s continued employment with the Company or a subsidiary thereof on the applicable vesting date. In addition, such restricted stock units vest in full upon a termination of employment by the Company without cause, and also vest in full upon a change in control (provided that no termination of employment has occurred prior to such change in control).

Mr. Weisman is also party to a customary confidentiality and intellectual property assignment agreement with us, pursuant to which, he has confirmed his understanding and agreement that any and all intellectual property and trade secrets (i) related to our business and (ii) contained in our products or systems that he has created, developed or otherwise produced or caused to be produced or delivered to us, or will so do in the future, is our property or will be assigned to us. Mr. Weisman has also agreed to take all further acts that may be necessary to transfer, perfect, and defend our ownership of such property.

In August 2022 we granted Mr. Weisman 200,000 restricted stock units, one-third of which vest on the one-year anniversary of our initial public offering, with the remaining restricted stock units vesting on a quarterly basis over the following two years. The terms of the restricted stock units were subsequently amended to provide that, the settlement date of each restricted stock unit granted shall settle, if vested in accordance with the applicable terms of the restricted stock unit award, on or before March 1, 2023, provided that in all events any such settlements shall occur on or before March 15, 2023.

Effective January 1, 2023, the Company entered into an employment agreement with Mr. Weisman, pursuant to which Mr. Weisman is eligible to receive an annual salary of $450,000 and is eligible to participate in the Company’s annual bonus plan, with a target bonus of 50% of his base salary. Mr. Weisman is also eligible to participate in the 2020 Plan and shall receive a signing bonus in an amount equal to $40,000. The initial term of the Employment Agreement is two (2) years (the “Initial Term”), which may be automatically extended for successive one-year periods on each anniversary of the effective date following the Initial Term unless either party elects not to extend the employment agreement.

Mr. Weisman’s employment agreement provides that if Mr. Weisman’s employment is terminated by us without cause, or by him for good reason, he will receive (i) his earned but unpaid annual bonus with respect to the fiscal year ending on or preceding the date of termination, (ii) continuation of his base salary payments for twelve months following his termination of employment, and (iii) continued participation in the Company’s group health plan for six months following his termination of employment, provided that he is eligible and remains eligible for COBRA coverage, in each case subject to certain conditions, including the execution of a release of all claims against the Company.

Stephen D. Sheldon. On July 16, 2022, we entered into a consulting agreement with Stephen D. Sheldon, pursuant to which Mr. Sheldon commenced his engagement as our interim part-time Chief Financial Officer and Principal Accounting Officer. Pursuant to the consulting agreement, Mr. Sheldon received a grant of 15,000 restricted stock units, vesting on December 31, 2022

The consulting agreement with Mr. Sheldon had an initial six-month term, with automatic one-month renewals, unless terminated sooner by us or Mr. Sheldon for any reason or no reason upon thirty calendar days’ written notice, or ten days in the event of an uncured breach of the agreement.

On November 19, 2022, we entered into an employment agreement with Mr. Sheldon, which terminated his consulting agreement. Under his Employment Agreement, which is effective as of November 1, 2022, Mr. Sheldon is eligible to receive an annual salary of $325,000 and is eligible to participate in the Company’s annual bonus plan, with a target bonus of 35% of his base salary. The initial term of the employment agreement is two (2) years, which may be automatically extended for successive one-year periods on each anniversary thereafter unless either party elects not to extend his employment agreement. Pursuant to his employment agreement, Mr. Sheldon received a grant of 135,000 restricted stock units, which are subject to time-based vesting with one-third of the restricted stock units vesting on the one-year anniversary of his employment with us, followed by 8.3325% of the remaining restricted stock units vesting on a quarterly basis thereafter, subject to Mr. Sheldon’s continuous employment with us as of such vesting dates.

Mr. Sheldon’s employment agreement provides that if his employment is terminated by us without cause, or by him for good reason, he will receive (i) his earned but unpaid annual bonus with respect to the fiscal year ending on or preceding the date of termination, (ii) continuation of his base salary payments for six months following his termination of employment, and (iii) continued participation in our group health plan for six months following his termination of employment, provided that he is eligible and remains eligible for COBRA coverage, in each case subject to certain conditions, including the execution of a release of all claims against us.

Michael Derby. On June 25, 2020, we entered into an offer letter agreement with Michael Derby, pursuant to which Mr. Derby commenced employment as our Executive Chairman of the Board of Directors on July 1, 2020. The letter agreement provides the following:

•	Part-time employment of up to 20 hours per week;

•	A base salary of $325,000 per year;

•	An annual bonus target of 50% of base salary; and

•	An agreement by Mr. Derby not to compete with us in any capacity on any product candidate or product in the field of neurodevelopment as long as Mr. Derby is employed by us.

The offer letter agreement with Mr. Derby has an initial two-year term, with automatic one-year renewals, unless terminated sooner by us or Mr. Derby. Pursuant to his offer letter agreement, upon a termination of employment by the Company without cause, the Company will pay Mr. Derby the maximum accrued but unpaid bonus, calculated through the date of termination, promptly following such termination.

On January 1, 2022, Mr. Derby was granted 265,500 restricted stock units, where the restricted stock units provide that 33.34% of each of the restricted stock unit grants would vest on May 1, 2022, with an additional 8.3325% of each grant vesting on August 1, 2022, and each three-month anniversary of such date thereafter, provided that if neither (i) the expiration of the 6-month period following an “initial public offering” (as defined in the award agreement, and which occurred upon the consummation of our initial public offering) nor (ii) a “change in control” (as defined in the 2020 Plan) has occurred prior to the applicable vesting date, any restricted stock units that would have vested shall not vest until such expiration of the 6-month period following an “initial public offering” or “change in control” occurs. Accordingly, all restricted stock units that would have vested, prior to the expiration of the six-month period following our initial public offering, shall vest on February 26, 2022. Vesting in all cases is subject to the grantee’s continued employment with the Company or a subsidiary thereof on the applicable vesting date. In addition, such restricted stock units vest in full upon a termination of employment by the Company without cause, and also vest in full upon a change in control (provided that no termination of employment has occurred prior to such change in control).

In August 2022 we granted Mr. Derby 120,000 restricted stock units, one-third of which vest on the one-year anniversary of our initial public offering, with the remaining restricted stock units vesting on a quarterly basis over the following two years. The terms of the restricted stock units were subsequently amended to provide that, the settlement date of each restricted stock unit granted shall settle, if vested in accordance with the applicable terms of the restricted stock unit award, on or before March 1, 2023, provided that in all events any such settlements shall occur on or before March 15, 2023.

Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2022.

Name	Grant Date	Number of Securities That Have Not Vested	Market Value of Securities That Have Not Vested
Howard J. Weisman	01/01/2022	441,667	$971,667
	08/26/2022	200,000	$440,000

Stephen D. Sheldon	11/19/2022	135,000	$297,000

Michael Derby	01/01/2022	265,000	$583,000
	08/26/2022	120,000	$264,000

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain the following equity compensation plans that provide for the issuance of shares of our common stock to our officers and other employees, directors and consultants, each of which has been approved by our stockholders: our Amended and Restated 2020 Equity Incentive Plan (the “2020 Plan”).

The following table presents information as of December 31, 2022 with respect to compensation plans under which shares of our common stock may be issued.

	(a)	(b)		(c)
Plan Category	Number of securities to be issued upon exercise of outstanding securities	Weighted- average exercise price of outstanding securities ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	1,892,582	--	(1)	607,418
Total	1,892,582	--		607,418

(1) All outstanding awards are restricted stock units, which have no exercise price.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the executive officer and director compensation arrangements discussed above under “Executive Compensation” and “Proposal One: Election of Directors-Director Compensation,” respectively, since January 1, 2021, the following are the only transactions or series of similar transactions to which we were or will be a party in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer, beneficial holder of more than 5% of our capital stock or any member of their immediate family or any entity affiliated with any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change of control and other arrangements, which are described under “Executive Compensation.”

For the period from January 1, 2021, through the date of this proxy statement, described below are certain transactions or series of transactions between us and certain related persons.

Rent and Administrative Services Agreement

We have paid TardiMed $20,000 a month in exchange for services provided by TardiMed pursuant to a Rent and Administrative Services Agreement entered into on July 1, 2020, which was subsequently amended on November 1, 2020. Pursuant to the Rent and Administrative Services Agreement, TardiMed will provide us with use of its offices as needed. In addition, TardiMed will provide us access on its premises to administrative services including internet and telephone communications, courier or mail services, office storage, supplies and administrative personnel services (including management of payroll, accounts receivable and accounts payable, expense tracking and reimbursement, travel management and logistics, and other administrative services), as well as the advancement of certain of our research and development expenses.

Michael Derby, our Executive Chairman of the Board, and Zachary Rome, our Chief Operating Officer and a director, are currently associated with TardiMed. TardiMed is controlled by Mr. Derby. The current term of the Rent and Administrative Services Agreement expires on July 1, 2023 and is renewable annually thereafter as mutually agreed upon by us and TardiMed. The Rent and Administrative Services Agreement was negotiated at arm’s length.

Other Arrangements and Transactions with TardiMed

On August 5, 2022, we entered into an exchange agreement with TardiMed, pursuant to which we agreed to exchange all shares of TardiMed’s outstanding Series Seed Preferred Stock into an aggregate of 1,465,847 shares of our common stock immediately prior to the effectiveness of the Form S-1 registration statement filed on August 10, 2022.

On August 30, 2022, TardiMed purchased 95,000 shares of our common stock in our initial public offering for an aggregate purchase price of $498,750 (or $5.25 per share of common stock, the price to the public in the our initial public offering).

Arrangements and Transactions with Blue Cane

On August 2, 2022, we issued and sold an aggregate of 3,200 shares of our Series X Preferred Stock to Blue Cane Partners, LLC (“Blue Cane”), a holder of greater than 5% of our outstanding common stock, in a private placement at a purchase price of $100 per share, for aggregate proceeds of approximately $320,000 and net proceeds to us of approximately $300,000, after deducting expenses. Upon the closing of our initial public offering all outstanding shares of Series X Preferred Stock automatically converted into shares of common stock at the initial offering price, subject to the beneficial ownership restrictions contained in the certificate of designations for the Series X Preferred Stock.

On August 3, 2022, we entered into a conversion agreement with Blue Cane, pursuant to which Blue Cane agreed to convert an aggregate of $255,555 of principal amount of its 2022 Notes at the consummation of our initial public offering into an aggregate of 2,555 shares of Series X Preferred Stock.

On August 3, 2022, we also entered into a Warrant Exchange Agreement with Blue Cane, pursuant to which Blue Cane exchanged an aggregate of 750,000 2020 Warrants for 375,000 shares of our common stock (or, to the extent that Blue Cane would exceed the beneficial ownership limitation contained in the Warrant Exchange Agreement, an equivalent number of shares of Series X Preferred Stock) at the consummation of our initial public offering.

The Sheldon Family Trust

On March 26, 2021, approximately $51,000 worth of convertible notes, purchased in 2020 by The Sheldon Family Trust, of which Stephen Sheldon, the Company’s Chief Financial Officer, is a Trustee, were converted into 18,799 shares of our common stock.

Employment Agreements

We have entered into employment agreements with each of our executive officers. See “Executive Compensation-Executive Employment Agreements” for a further discussion of these arrangements.

Director and Officer Indemnification and Insurance

We have agreed to indemnify each of our directors and executive officers against certain liabilities, costs and expenses, and have purchased directors’ and officers’ liability insurance.

Policies and Procedures for Transactions with Related Persons

Our board of directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act of 1933, as amended, or the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related person had, has or will have a direct or indirect material interest, including without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of our audit committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by us under the Exchange Act or the Securities Act unless and only to the extent that we specifically incorporate it by reference.

Our audit committee has reviewed and discussed with our management and Marcum LLP our audited financial statements for the fiscal year ended December 31, 2022. Our audit committee has also discussed with Marcum LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or the PCAOB, and the SEC.

Our audit committee has received and reviewed the written disclosures and the letter from Marcum LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with our audit committee concerning independence, and has discussed with Marcum LLP its independence from us.

Based on the review and discussions referred to above, our audit committee recommended to our board of directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2022 filing with the SEC.

Submitted by the Audit Committee
Charles J. Casamento, Chairman
Karen LaRochelle
Michael Derby

ADDITIONAL INFORMATION

We will mail, without charge, upon written request, a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2022, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

PaxMedica, Inc.
303 South Broadway, Suite 125
Tarrytown, NY 10591
Attn: Corporate Secretary

Our annual report on Form 10-K for the fiscal year ended December 31, 2022, is also available at https://www.paxmedica.com/investors under “SEC Filings” in the “Investors” section of our website.

OTHER MATTERS

Our board of directors does not presently intend to bring any other business before the Annual Meeting and, so far as is known to our board of directors, no matters are to be brought before the Annual Meeting except as specified in the Notice of Annual Meeting of Stockholders. As to any business that may arise and properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

By Order of the Board of Directors,

/s/ Howard J. Weisman

Howard J. Weisman

Chief Executive Officer and Director
Tarrytown, New York

April 6, 2023

APPENDIX A

PROPOSED AMENDMENT TO THE COMPANY’S CERTIFICATE OF

INCORPORATION, AS AMENDED

ARTICLE VII: EXCULPATION AND INDEMNIFICATION.

To the fullest extent permitted by the General Corporation Law as the same exists or as may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer; provided, however, that nothing contained in this Article VII shall eliminate or limit the liability of a director or officer (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to the provisions of Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No repeal or modification of this Article VII shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director or officer of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification. If the General Corporation Law is amended hereafter to authorize the further elimination or limitation of liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent authorized by the General Corporation Law, as so amended.

The Corporation may indemnify, and advance expenses to, to the fullest extent permitted by law, any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

01 - Zachary Rome 02 - Charles J. Casamento For Against Abstain For Against Abstain 1 U P X Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 0 3 S V I A + + Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2, 3, 4, 5 and 6. A 2. To ratify the appointment of Marcum LLP as the independent registered public accounting firm of PaxMedica, Inc. for the fiscal year ending December 31, 2023. 3. To approve, for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of more than 20% of the Company's issued and outstanding common stock pursuant to the Company's purchase agreement with Lincoln Park Capital Fund, LLC. 5 . To approve an amendment to the Company's Certificate of Incorporation to provide for the exculpation of officers as permitted by the Delaware General Corporation Law . 1. Election of Directors: For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. B 4. To approve, for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of more than 20% of the Company's issued and outstanding common stock pursuant to the Lind Securities. 6. Transact any other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q 2023 Annual Meeting Proxy Card 1234 5678 9012 345 For Against Abstain 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 MMM MMM MMM 5 7 6 0 1 4 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext If no electronic voting, delete QR code and control # ∆ ≈ Online Go to www.investorvote.com/PXMD or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1 - 800 - 652 - VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/PXMD Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 11:59 pm, Eastern Daylight Time, on April 25, 2023.

Notice of 2023 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — April 26, 2023 Stephen Sheldon and Howard Weisman, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of PaxMedica, Inc . to be held on April 26 , 2023 or at any postponement or adjournment thereof . Shares represented by this proxy will be voted by the stockholder . If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 - 6 . In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting . (Items to be voted appear on reverse side) PaxMedica, Inc. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Change of Address — Please print new address below. Comments — Please print your comments below. Non - Voting Items C + + Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/PXMD 2023 Annual Meeting Admission Ticket 2023 Annual Meeting of PaxMedica, Inc. Shareholders April 26, 2023, 11:00 a.m. Eastern Daylight Time Courtyard Tarrytown Westchester County 475 White Plains Road, Tarrytown, New York Upon arrival, please present this admission ticket and photo identification at the registration desk.

01 - Zachary Rome 02 - Charles J. Casamento For Against Abstain For Against Abstain 1 U P X Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 0 3 S V J A + + Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2, 3, 4, 5 and 6. A 2. To ratify the appointment of Marcum LLP as the independent registered public accounting firm of PaxMedica, Inc. for the fiscal year ending December 31, 2023. 3. To approve, for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of more than 20% of the Company's issued and outstanding common stock pursuant to the Company's purchase agreement with Lincoln Park Capital Fund, LLC. 5 . To approve an amendment to the Company's Certificate of Incorporation to provide for the exculpation of officers as permitted by the Delaware General Corporation Law . 1. Election of Directors: For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. B 4. To approve, for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of more than 20% of the Company's issued and outstanding common stock pursuant to the Lind Securities. 6. Transact any other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q 2023 Annual Meeting Proxy Card For Against Abstain MMM MMM MMM 5 7 6 0 1 4 MMMMMMMMMMMM

PaxMedica, Inc . Notice of 2023 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — April 26 , 2023 Stephen Sheldon and Howard Weisman, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of PaxMedica, Inc . to be held on April 26 , 2023 or at any postponement or adjournment thereof . Shares represented by this proxy will be voted by the stockholder . If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 - 6 . In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting . (Items to be voted appear on reverse side) q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q